Exhibit (d)(10)

EXCHANGE TRADED CONCEPTS TRUST

SCHEDULE A

dated June 28, 2023 to the

FEE WAIVER AGREEMENT

dated May 19, 2022

FUND	FEE WAIVER	INITIAL TERM END DATE
ROBO Global® Healthcare Technology and Innovation ETF	0.12%	August 31, 2022
ROBO Global® Artificial Intelligence ETF	0.07%	August 31, 2022
Capital Link Global Fintech Leaders ETF	0.20%	March 31, 2023
MUSQ Global Music Industry ETF	0.14%	August 31, 2024

EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President

EXCHANGE TRADED CONCEPTS, LLC

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	Chief Executive Officer